EXHIBIT 23.6



                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Expert" in the Post-Effective Amendment No. 1 on Form S-3 to Form S-4 Registration Statement and related Prospectus of Cullen/Frost Bankers, Inc. for the registration of the resale of 12,000 shares of its common stock and to the incorporation by reference therein of our report dated February 15, 1998, with respect to the consolidated financial statements of Cullen/Frost Bankers, Inc. for the year ended December 31, 1997 included in its Current Report on Form 8-K dated August 6, 1998, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP


San Antonio, Texas
August 6, 1998